Exhibit 3.61

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RETIREMENT OF “CADBURY SCHWEPPES FINANCE, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF DECEMBER, A.D. 2004, AT 4:24 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
2652540 8100	AUTHENTICATION:	3545110

040899758	DATE:	12-14-04

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:36 PM 12/13/2004
FILED 04:24 PM 12/13/2004
SRV 040899758 – 2652540 FILE
CERTIFICATE OF RETIREMENT
OF SHARES OF STOCK
OF
CADBURY SCHWEPPES FINANCE, INC.
Pursuant to Section 243(b) of the General Corporation Law
of the State of Delaware
     Cadbury Schweppes Finance, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:
     1. The Board of Directors of the Company has adopted resolutions providing for the repurchase, retirement and cancellation of 1,000 shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company ( “Common Stock”), which were, prior to such repurchase, retirement and cancellation, issued and outstanding shares of Common Stock.
     2. The Shares have been repurchased, retired, and cancelled on the stock books of the Company.
     3. The Certificate of Incorporation of the Company (as the same has been amended, the “Certificate of Incorporation”), prohibits the reissuance of shares of Common Stock which are otherwise acquired by the Company, and requires that upon any acquisition of shares of Common Stock by the Company the shares of Common Stock so acquired be immediately retired and cancelled on the stock books of the Company and eliminated from the authorized shares of Common Stock the Corporation has authority to issue.
     4. Pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective time of this Certificate of Retirement, the Certificate of Incorporation of the Company shall be amended so as to reduce the authorized number of shares of Common Stock, which the Company has authority to issue by 1,000 shares.
     5. The authorized number of shares of Common Stock, par value $0.01 per share, of the Company, which shall remain is 25,000 shares.
     IN WITNESS WHEREOF, the Company has caused this Certificate of Retirement to be executed this 13th day of December 2004.

Cadbury Schweppes Finance, Inc.

By:	/s/ Lisa Longo

Name:	Lisa Longo
Title:	Vice President
CORPORATE/CSAR/CSFI Certificate of Retirement